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                                            FOR AMEX SYMBOL SDP.PR




FOR IMMEDIATE RELEASE



                           SUNSOURCE ANNOUNCES SALE OF
                     SUNSOURCE TECHNOLOGY SERVICES BUSINESS


      Philadelphia, Pa. (October 1, 2001) -- SunSource Inc. ("SunSource") (AMEX:
SDP.PR) reported today that it had completed the sale on September 28, 2001, of substantially all of the assets of its SunSource Technology Services business ("STS"). STS will operate as a stand-alone entity with its headquarters remaining in the Chicago area under the leadership of Justin J. Jacobi, President and CEO. The purchase price aggregated approximately $25 million in cash and preferred stock, subject to post-closing adjustments, plus the assumption of certain liabilities.

    SunSource Inc.'s principal business is comprised of The Hillman Group, Inc., including its Axxess Technologies operation, which sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items such as tags, letters, numbers, and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

    In addition, the Company's Kar Products affiliate distributes maintenance and repair parts and offers customized inventory management services to commercial and industrial customers of all sizes in the U.S. and Canada.